Exhibit 19.1

Insider Trading Policy

Axcelis Technologies, Inc.

108 Cherry Hill Drive

Beverly, MA 01915

Company Policy as Dictated by Federal Law

There are certain federal laws and regulations that public companies must abide by in order to protect themselves, their employees, and their shareholders. The federal laws prohibiting what is commonly known as “insider trading” are a prime example of such provisions. The definition of insider trading is as follows: The buying or selling of common stock or other company securities while in possession of material non-public information relating to that company. Insider trading also includes the passing of any inside information to someone else who then acts on it by buying or selling company stock.

Our policy simply states that it is illegal for any Axcelis employee to engage in insider trading in violation of existing federal laws. This policy also applies to inside information about any other company with whom Axcelis is negotiating or does business. No employee may trade in the securities of any company on the basis of such information, nor may you communicate the information to others. These same restrictions apply to family members and others living in your household, and you are responsible for their compliance.

What this statement boils down to is using common sense. If you use common sense when dealing with company information that is not yet public, you won’t have any problems. If you don’t, there is the chance that you will be caught and will pay the price. Axcelis does reserve the right to discipline any employee who violates this policy, and also reserves the right to terminate his or her employment with Axcelis.

The reason why this topic is so important is that even the appearance of insider trading can be devastating to an individual’s personal and professional life. In addition, the leakage of inside information could force Axcelis to announce news we were not ready to announce, harming our business strategies.

Possible Consequences of Violating this Policy

There are very heavy penalties imposed by federal law for those employees who either buy or sell securities while in possession of inside information or pass the inside information along to others who use it to buy or sell securities (known as “tipping”). Potential penalties include civil and criminal fines and imprisonment.

Exhibit 19.1

In addition, Axcelis and any supervisor of an employee who trades with or tips inside information may face penalties if Axcelis and the supervisor(s) fail to take appropriate steps to prevent such trading.:

What is Material and Non-Public Information?

Information is “material” if a potential investor would consider it significant in a decision to buy, hold or sell securities. Information that could reasonably be expected to affect the price of a security, either positively or negatively is material.

Common examples of information regarded as material include, but are not limited to, the following:

⚫Earnings performance that is significantly higher or lower than generally expected by the investment community

⚫A pending or proposed merger, acquisition, or sale of part of the Company’s business

⚫Impending public offerings by the Company

⚫A proposed stock split or stock dividend

⚫Changes in management

⚫Significant new products or technological discoveries

⚫News regarding progress or setbacks in product development

⚫Negotiations regarding an important license or joint venture arrangement

⚫Patent developments

⚫The gain or loss of a substantial customer or supplier

⚫Impending financial liquidity or bankruptcy problems

Information is “non-public” or “inside information” until it has been made available to investors generally through posting on the internet, press releases, filings submitted to the SEC EDGAR database, publicly announced telephone conferences or webcasts or other media, and the market has had time to digest it.

As a general rule, if you know of material and non-public information about Axcelis, you should not engage in any stock transactions before the second business day after the day on which the information is publicly announced through a press release or SEC filing. If the information relates to Axcelis’ financial performance, you should wait until the second business day after Axcelis publishes its quarterly earnings report. This typically occurs in late February, April, July and November.

Exhibit 19.1

Black-outs For Trading by Restricted persons

Because members of our Board of Directors, our executive officers and certain other designated key employees (all such individuals are referred to herein as “Restricted Persons”) have regular access to material non-public information, Axcelis has adopted specific trading restrictions to assist them in avoiding any appearance of insider trading, as follows:

●	Pre-approval and Post-sale notifications. Except in the case of sales pursuant to Trading Plan (as defined below), each Restricted Person must call the General Counsel prior to purchasing or selling any Axcelis stock for authorization to execute any purchase or sale of Axcelis stock. In addition, the Company’s stock plan administrator, currently Morgan Stanley, will be instructed to seek approval of the General Counsel prior to engaging in any sale of shares or cashless option exercise by a Restricted Person. Members of the Board of Directors and executive officers (“Reporting Persons”) must also notify the General Counsel upon execution of the transaction of the details of the transactions (i.e. date of transaction, number of shares, price per share, etc.).
●	Blackout Periods. Except in the case of sales pursuant to a Trading Plan, no Restricted Person may make any purchase or sale of Axcelis stock:
●	during the period between two weeks before the end of each fiscal quarter and the second business day after the public release of earnings; and
●	during any other period in which the Restricted Person is aware of nonpublic material information until the second business day after the public release of such material information, and
●	Approved Trading Plan Transactions. Purchases or sales of Axcelis’ stock made in compliance with a written plan established by a Restricted Person that is acceptable to the General Counsel and that meets the requirements of Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (such act, the “Exchange Act” and such a plan, a “Trading Plan”), and this Policy may be made without restriction to any particular period. Such a Trading Plan must be established in compliance with the requirements of Rule 10b5-1, including the requirement that the individual make a written representation that he or she is establishing the Trading Plan (i) in good faith, (ii) not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and (iii) at a time when the individual was not in possession of material non-public information about Axcelis. Such a Trading Plan must also be established during an open window period for trading in Axcelis stock and not during any trading “blackout” period. Additionally, anyone adopting a new Trading Plan may not have any other outstanding Trading Plans and may not subsequently enter into any additional Trading Plan, subject to certain exceptions. No individual will be permitted to use more than one single-trade Trading Plan in any 12-month period.

●	All Trading Plans must provide for a “cooling off” period before purchases and sales can occur under the Trading Plan. For a director or an executive officer, no purchases or sales under the Trading Plan can occur until the later of (i) 90 days after the adoption of the Trading Plan and (ii) two business days following disclosure of Axcelis’ results in a Form 10-Q or Form 10-K for a completed fiscal quarter in which the Trading Plan was adopted; provided that in no event will the required cooling off period be longer than 120 days after

Exhibit 19.1

adoption of the Trading Plan. No purchases or sales under a Trading Plan for a person other than a director or executive officer may be made until 30 days after adoption of the Trading Plan.

●	All Trading Plans and amendments thereto must be reviewed by the General Counsel prior to their establishment to confirm compliance with Rule 10b5-1 and this Policy. The General Counsel must also be notified of any amendments to, or termination of, any Trading Plan. Any modifications to the amount, pricing, or timing of purchases or sales of securities under a Trading Plan will constitute the termination of the Trading Plan and adoption of a new Trading Plan, which means that any such modifications will trigger the need for the new Trading Plan to satisfy all elements of Rule 10b5-1, including a new cooling off period before trading can begin again. In addition, no amendments to any Trading Plan will be permitted during any trading “blackout” period. Reporting Persons entering into Trading Plans must instruct the broker implementing their Trading Plan to call the General Counsel immediately after execution of a transaction under the Trading Plan and provide details of the transactions in writing (i.e., date of transaction, number of shares, price per share, etc.).

●	Concurrent Blackouts with ALTIP. Reporting Persons may also not make any purchase or sale of Axcelis stock during the continuance of any temporary suspension of the ability of participants in the Axcelis Long Term Investment 401(k) Plan (or similar plan maintained by Axcelis) to purchase or dispose of any shares of Axcelis stock held in such plan.

In the event that the General Counsel is unavailable for notice or authorization, directors, executives and others covered by these trading restrictions may contact the Company’s Chief Financial Officer or Chief Executive Officer.

***

Please be conscious that you do not have to be an identified Restricted Person in order to violate insider trading laws. Any employee who has access to material non-public information must not trade until such information becomes public.

If you have any questions about this policy, please see your manager or contact Lynnette Fallon, Executive Vice President HR/Legal and General Counsel.